Exhibit (a)(1)

STATE OF DELAWARE CERTIFICATE OF TRUST

OF

ABACUS EQUITY INCOME FUND

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

1.	First: The name of the Trust is: ABACUS EQUITY INCOME FUND

2.	Second: The name and address of the Registered Agent in the state of Delaware:

The Corporation Trust Company

1209 Orange Street

Wilmington, DE 19801

3.

Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.	Fourth: This Certificate of Trust shall be effective upon filing.

/s/ Jay Jackson	/s/ Mary Beth Schulte
Jay Jackson	Mary Beth Schulte
As Trustee and not individually	As Trustee and not individually

/s/ William McCauley	/s/ Jesse Schalk
William McCauley	Jesse Schalk
As Trustee and not individually	As Trustee and not individually

/s/ George Getz
George Getz
As Trustee and not individually

State of Delaware Secretary of State Division of Corporations Delivered 10:37 AM 08/23/2023 FILED 10:37 AM 08/23/2023 SR 20233319019 - File Number 7636236